KPMG Auditores Independentes Ltda

Rua Arquiteto Olavo Redig de Campos, 105, 6º andar - Torre A

04711-904 - São Paulo/SP - Brasil

Caixa Postal 79518 - CEP 04707-970 - São Paulo/SP - Brasil

Telefone +55 (11) 3940-1500

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 26, 2021, with respect to the consolidated financial statements of BRF S.A, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

São Paulo – São Paulo

January 18, 2022

/s/ KPMG Auditores Independentes Ltda.

     KPMG Auditores Independentes Ltda.